EXHIBIT 5.1

May 24, 2006	Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

Residential Funding Mortgage Securities II, Inc. 8400 Normandale Lake Boulevard, Suite 250 Minneapolis, Minnesota 55437
Re: Home Loan-Backed Notes, Series 2006-HI2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-131196), filed by Residential Funding Mortgage Securities II, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") on March 31, 2006 and declared effective on March 31, 2006 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Home Loan-Backed Notes, Series 2006-HI2 (the "Notes"). The Notes will be issued pursuant to an Indenture, dated as of May 25, 2006 (the "Agreement"), between the Home Loan Trust 2006-HI2 (the "Issuer" or the "Trust") and JPMorgan Chase Bank, National Association, as indenture trustee (the "Indenture Trustee") as more particularly described in the prospectus, dated May 17, 2006 and the prospectus supplement, dated May 24, 2006, relating to the Notes (together, the "Prospectus")

We have assumed for the purposes of the opinions set forth below that the Notes will be sold by you for reasonably equivalent consideration. We have also assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In addition, we have assumed that the parties to the Agreement will satisfy their respective obligations thereunder.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when the Agreement has been duly and validly executed and delivered by the parties thereto, and the Notes have been duly executed and delivered in accordance with the Agreement and sold, the Notes will be legally issued, fully paid and nonassessable, and the holders of the Notes will be entitled to the benefits of the Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or  affecting the rights of creditors generally and general principles of equity, including without

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

May 24, 2006

limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings "Legal Matters" in the Prospectus and "Legal Opinions" in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP